UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
March 15, 2012
(Date of earliest event reported)

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

Delaware	001-14039	64-0844345
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

200 North Canal St.
Natchez, Mississippi 39120
(Address of principal executive offices, including zip code)

(601) 442-1601
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
(a) On March 15, 2012, the Company's management and the Audit Committee of its Board of Directors, after discussions with the Company's independent registered public accounting firm, concluded that the Company inappropriately applied the accounting guidance related to accounting for intraperiod tax allocation for the year ended December 31, 2009. As a result, the Company anticipates it will file restated statements for the 2009 fiscal year within its 2011 Form 10-K later today. Accordingly, the Company's financial statements and the related report of the independent registered public accounting firm included in the Company's Form 10-K for the year ended December 31, 2009 should no longer be relied upon.

The Company believes that the restatement does not reflect any economic impact on the Company, any trends in the Company's business or any current or prospective impact on the Company's results of operations. The restatement does not impact the Company's reserves and production data, total shareholders' equity, the timing of its future ability to use net operating loss carryforwards ("NOLs") or the Company's compliance with its debt covenants. The Company believes that the restatement reflects technical accounting adjustments only in complying with Financial Accounting Standards Board's Accounting Standards Codification Topic 740, Accounting for Income Taxes (“Topic 740”).

This restatement will result in the reclassification of approximately $7.6 million from other comprehensive income to income tax expense within the Company's 2009 financial statements. The amount of income tax expense was not the result of any cash taxes that the Company was obligated to pay. Rather the income tax expense relates to the accounting for the required increase in the Company's valuation allowance related to the recoverability of its deferred tax assets, which increased due to the reduction in the associated deferred tax liability from the turnaround of the Company's hedge assets during 2009, which were accounted for through comprehensive income. The Company first established its valuation allowance at December 31, 2008 through its income tax provision related to continuing operations. The restatement does not change the amount of the valuation allowance that was recorded, but instead correctly presents the change in the valuation allowance in the Company's 2009 financial statements.

As a result of the restatement, the Company's 2009 net income was reduced by $7.6 million and its other comprehensive income increased by $7.6 million with no change to the Company's total comprehensive income or total stockholders' equity, total assets or total liabilities for the year then ended.

The accounting rules applicable to intraperiod tax allocations that include a valuation allowance together with deferred taxes recognized in other comprehensive income are complex. The Company believed it followed the appropriate accounting for its income tax provision related to December 31, 2009 when it prepared its statements for that fiscal year. The company's accounting for its income taxes for the year ended December 31, 2010 was prepared appropriately. However, when preparing its 2011 provision for income taxes, the Company became aware of the matter noted above. Accordingly, the Company has concluded the 2009 income tax provision was prepared inappropriately.

Management has evaluated the effect of the facts leading to the restatement of the 2009 financial statements on its conclusion of the adequacy of internal controls over financial reporting and disclosure controls and procedures. The Company has concluded that a material weakness exists in the area of accounting for intraperiod tax allocations under Topic 740. Accordingly, remediation is currently underway to address this deficiency.

Forward Looking Statements
Certain statements in this report, including the Company's estimates regarding the time for filing and impact of the restatement on the Company's financial statements and information about the potential reduction of the deferred tax asset and other future impacts are forward-looking statements under the Private Securities Litigation Reform Act of 1995 that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties, including future events and additional facts that the Company may obtain after the date of this report. The Company undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

March 15, 2012	By: /s/ B. F. Weatherly
B.F. Weatherly
Executive Vice President and Chief Financial Officer